Exhibit 5.1

November 9, 2023
Reference: 40505/23
Granite Real Estate Investment Trust and Granite REIT Inc. 77 King Street West, Suite 4010, P.O. Box 159 Toronto-Dominion Centre Toronto, Ontario M5K 1H1

RE:	Registration Statement on Form S-8 relating to the Granite Real Estate Executive Deferred Stapled Unit Plan (the “Executive DSU Plan”) and the Non-Employee Directors’ Deferred Share Unit Plan (the “Directors’ DSU Plan” and, together with the Executive DSU Plan, the “DSU Plans”) of Granite Real Estate Investment Trust, a trust formed under the laws of Ontario (“Granite REIT”) and of Granite REIT Inc., a corporation incorporated under the Business Corporations Act (British Columbia) (“Granite GP” and, together with Granite REIT, “Granite”)

Dear Sir or Madam:

Reference is made to the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) in the form in which it is to be filed by Granite on the date hereof with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended, relating to the registration of an aggregate of up to 100,000 stapled units, each consisting of one unit of Granite REIT and one common share of Granite GP, in the capital of Granite issuable pursuant to the DSU Plans (the “Stapled Units”).

We have examined, and are familiar with, and have relied as to factual matters solely upon, a copy of each of the DSU Plans, the currently effective declaration of trust of Granite REIT and the certificate and notice of articles and articles of Granite GP, resolutions of the board of directors and board of trustees of Granite and such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion. We have assumed the genuineness of all signatures, the requisite legal capacity of all individuals signing any documents, and the authenticity of all documents submitted to us as certified, conformed, photostatic or electronically transmitted copies or facsimiles thereof.

We are solicitors qualified to carry on the practice of law in the Canadian provinces of British Columbia, Alberta, Ontario and Québec. The opinions expressed below are limited to the laws of the provinces of Ontario and British Columbia, and the federal laws of Canada applicable therein on the date hereof, and we express no opinion as to any other laws, or matters governed by any other laws.

Based on and subject to the foregoing, we are of the opinion that the Stapled Units (each consisting of one trust unit of Granite REIT and one common share of Granite GP) have been duly authorized and, upon issuance in accordance with the terms of the DSU Plans, will be validly issued as fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This opinion is given as of the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact which may come to our attention after the date hereof.

Yours truly,

/s/ Blake, Cassels & Graydon LLP